Exhibit 21.1

Subsidiary Listing

Entity	State of Incorporation
Access Nurse PM, Inc.	TN
After Hours Pediatrics, Inc.	FL
American Clinical Resources, Inc.	DE
Clinic Management Services, Inc.	TN
Daniel & Yeager, Inc.	AL
Emergency Coverage Corporation	TN
Emergency Physician Associates, Inc.	NJ
Emergency Professional Services, Inc.	OH
EPA of Woodbury, Inc.	NJ
Fischer Mangold Partnership	CA
Florida Hospital Medicine Services, Inc.	FL
Greenbrier Emergency Physicians, Inc.	WV
HCFS Health Care Financial Services, Inc.	FL
Health Care Alliance, Inc.	WV
Health Finance Corporation	DE
Healthcare Revenue Recovery Group, LLC	FL
Herschel Fischer, Inc.	CA
Hospital Medicine Associates, LLC	FL
InPhyNet Contracting Services, Inc.	FL
InPhyNet South Broward, Inc.	FL
Karl G. Mangold, Inc.	CA
Keightley And Parsley, Inc.	KY
Kelly Medical Services Corporation	WV
Medical Management Resources, Inc.	TN
Medical Services, Inc.	WV
Northwest Emergency Physicians, Incorporated	WA
Northwest Hospital Medicine Physicians, Inc.	WA
Paragon Contracting Services, Inc.	FL
Paragon Emergency Services, Inc.	FL
Physician Integration Consulting Services, Inc.	CA
Physician Underwriters Group, LTD	Cayman Islands
Psychiatrists Only Acquisition, LLC	GA
Quantum Plus, Inc.	CA
Southeastern Emergency Physicians of Memphis, Inc.	TN
Southeastern Emergency Physicians, Inc.	TN
Southeastern Physician Associates, Inc.	TN
Southwest Florida Emergency Management, Inc.	FL
Spectrum Healthcare Resources of Delaware, Inc.	DE
Spectrum Healthcare Resources, Inc.	DE
Spectrum Healthcare Services, Inc.	DE
Spectrum Health International, Inc.	DE
Spectrum Primary Care of Delaware, Inc.	DE
Team Finance, LLC	DE
Team Health, Inc.	TN

Spectrum Primary Care, Inc.	DE
Team Anesthesia, Inc.	TN
Team Health Anesthesia Management Services, Inc.	CA
Team Health Financial Services, Inc.	TN
Team Radiology, Inc.	NC
TH Contracting Midwest, LLC	MO
TH Contracting Services of Missouri, LLC	MO
The Emergency Associates for Medicine, Inc.	FL
THW Emergency Management Services of Houston, Inc.	TX